Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 814-3510 ian.stone@russopartnersllc.com david.schill@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER
2008 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, April 30, 2008 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the first quarter ended March 31, 2008.

“We made significant progress in both of our development programs during the first quarter,” said Steve Worland, Ph.D., President and CEO of Anadys. “We successfully completed preclinical evaluation of ANA598, our non-nucleoside polymerase inhibitor for the treatment of hepatitis C, and have subsequently filed an IND for this product candidate. We also commenced dosing with ANA773, our oral TLR7 agonist prodrug, in patients with advanced cancer.” Providing an updated cash outlook for 2008, Dr. Worland added, “Based on promising results from the preclinical evaluation of ANA598, we have made the strategic decision to accelerate certain non-clinical development activities for ANA598 into 2008 and now expect our cash utilization this year to be in the range of $29 million to $31 million.”

Financial Results

As of March 31, 2008, the Company’s cash, cash equivalents and securities available-for-sale totaled $48.8 million compared to $56.5 million as of December 31, 2007.

During the first quarter of 2008 the Company had no revenue, compared to $1.1 million in revenue for the same quarter of 2007. The revenue in the first quarter of 2007 was primarily derived from the amortization of an upfront payment and milestone payment under a prior collaboration.

Research and development expenses were $6.0 million for the first quarter of 2008 compared to $6.7 million for the first quarter of 2007. The $0.7 million decrease primarily resulted from cost savings derived from our completed strategic restructuring and associated termination of prior development programs, partially offset by an increase in development costs for ANA773 and ANA598 in the first quarter of 2008 compared to the first quarter of 2007.

General and administrative expenses remained relatively consistent at approximately $2.1 million for the first quarter of both 2008 and 2007.

Operating expenses were $8.1 million for the first quarter of 2008, compared to $8.8 million for the first quarter of 2007. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.7 million and $1.1 million for the first quarter of 2008 and 2007, respectively.

The net loss was $7.4 million for the first quarter of 2008, compared to a net loss of $6.7 million for the first quarter of 2007. Basic and diluted net loss per common share was $0.26 in the first quarter of 2008 compared to $0.23 in the first quarter of 2007. Non-cash share-based expense resulted in a $0.02 and $0.04 decrease in basic and diluted net loss per share for the three months ended March 31, 2008 and 2007, respectively.

Recent Development Program Highlights

•	Completion of Preclinical Activities and IND filing for ANA598. In the first quarter, Anadys completed preclinical activities required to advance ANA598 into clinical studies. Subsequent to the close of the quarter, Anadys submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA). Pending allowance of the IND by the FDA, Anadys expects to commence a Phase I single, ascending-dose clinical trial in healthy volunteers in the second quarter of 2008 to assess the safety and pharmacokinetics of ANA598. Following the healthy volunteer study, Anadys plans to initiate a short-term Phase Ib study of ANA598 in patients with chronic hepatitis C virus (HCV) infection in the third quarter of 2008.

•	Initiation of Phase I Clinical Trial for ANA773. In late February, Anadys announced that patient dosing had commenced in a Phase I study of ANA773, the Company’s oral TLR7 agonist prodrug, in patients with advanced solid tumors. This first-in-human trial is a safety and tolerability study designed to identify pharmacologically active doses and preliminary antitumor activity as well as to select the dose and schedule for Phase II trials.

Recent Scientific Presentations

•	ANA598. Earlier this month, Anadys presented a late-breaker oral presentation at the 21st International Conference on Antiviral Research (ICAR) in Montreal providing updated preclinical data on ANA598. The data presented at ICAR included preclinical attributes of the product candidate that support the potential for beneficial combination of ANA598 with several other anti-HCV agents. Specifically, ANA598 was reported to be highly synergistic with interferon-alpha and non-antagonistic with ribavirin in cell-based assays. ANA598 was also shown to retain full activity against a number of replicon mutations known to confer resistance to other anti-HCV agents currently in clinical development, including protease inhibitors and nucleoside polymerase inhibitors.

•	ANA773. Anadys presented data on ANA773 earlier this month in two poster sessions at the Annual Meeting of the American Association for Cancer Research (AACR) in San Diego. One of the posters, based on work done with the Moores Cancer Center at the University of California San Diego, reported the pro-apoptotic effect of the active metabolite of ANA773 on human chronic lymphocytic leukemia (CLL) cells ex vivo, and the enhancement of the apoptotic effect when added to either vincristine or fludarabine. The other poster reported that in vivo immunostimulatory responses to ANA773 can be effectively modified by varying the schedule of dose administration, including every other day dosing (QOD), and three consecutive days of dosing within each seven day cycle (3-on, 4-off).

Program Updates and Revised Cash Outlook for 2008

•	ANA598 Development Activities. Based on promising results from the preclinical evaluation of ANA598, Anadys has made the strategic decision to accelerate certain non-clinical activities for this program, including further manufacturing of drug substance and conducting additional toxicology studies. These studies include a combination toxicology study with ribavirin that will support the clinical investigation of ANA598 in combination with interferon and ribavirin, as well as studies extending the duration of dosing beyond the recently completed 28 day toxicology study. If ANA598 is successful in early stage clinical trials, it is anticipated that the acceleration of these non-clinical activities into 2008 will enable a more rapid and continuous development path into mid-stage clinical trials during 2009.

•	ANA773 Development Activities. Anadys continues to explore the safety and tolerability profile of ANA773 in the ongoing Phase I trial and expects to identify pharmacologically active doses and establish the profile of immune stimulation this year, which information will support the future design of clinical trials of ANA773 (alone or in combinations) in specific tumor types. While Anadys expects the rate of enrollment in the ANA773 oncology trial to increase in the coming quarters, the Company now expects the pace of the program to accelerate more slowly than had been previously anticipated, in part due to the increased focus on the ANA598 program, making it less likely that specific tumor types and a recommended Phase II dose will be identified during 2008. As a result of this slower pace, the Company expects that some spending on ANA773 that had been anticipated in 2008 will now be postponed into 2009.

•	Revised Cash Outlook. Based primarily on the acceleration of ANA598 HCV development activities, partially offset by modestly decreased spending in 2008 in the ANA773 oncology program, Anadys is revising its expected net cash utilization for 2008 to be in the range of $29 million to $31 million.

Webcast of Conference Call

Anadys will host a conference call at 5:00 p.m. EDT today to discuss its first quarter financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 65984063. The webcast and telephone replay will be available through May 14, 2008.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology. The Company is developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5b polymerase for the treatment of chronic hepatitis C, and ANA773, an oral TLR7 agonist prodrug for cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA598 and ANA773, including the occurrence, timing and pace of future clinical trials, the belief that ANA598 has the potential for beneficial combination with several other anti-HCV agents, the anticipated future clinical benefits of ANA598 and ANA773 and expectations regarding cash utilization. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues	$—	$	1,102
Operating expenses
Research and development(1)	6,009		6,698
General and administrative	2,045		2,119

Total operating expenses(2)	8,054		8,817
Interest income and other, net	610		1,032

Net loss(2)	$(7,444)		$(6,683)

Net loss per share, basic and diluted(2)	$(0.26)		$(0.23)

Share used in calculating net loss per share,
basic and diluted	28,697		28,620

(1) Includes $46 and $275 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended March 31, 2008 and 2007, respectively.

(2) Includes non-cash operating expenses of $661 and $1,089 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.02 and $0.04 effect on basic and diluted net loss per common share for the three months ended March 31, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $310 and $351 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended March 31, 2008. Research and development expense and general and administrative expense includes $644 and $445 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended March 31, 2007.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$48,799	$56,495
Other current assets	873	1,004
Noncurrent assets	3,822	4,027

Total assets	$53,494	$61,526

Liabilities and Stockholders’ Equity
Current liabilities	$4,138	$5,415
Other long-term liabilities	271	432
Stockholders’ equity	49,085	55,679

Total liabilities and stockholders’ equity	$53,494	$61,526